EXHIBIT 1
JOINT FILING AGREEMENT

     We, the signatories of the Statement on Schedule 13D to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

Dated: October 6, 2003

BRASCAN CORPORATION

	By:	/s/ Alan V. Dean

		Name:	Alan V. Dean
		Title:	Senior Vice-President and Secretary

EDPERPARTNERS LIMITED

	By:	/s/ Brian D. Lawson

		Name:	Brian D. Lawson
		Title:	President and Secretary